
                                  NSAR ITEM 77O

                      VK California Quality Municipal Trust
                               10f-3 Transactions


  Underwriting #         Underwriting           Purchased From         Amount of shares      % of Underwriting     Date of Purchase
                                                                          Purchased

         1            Sacramento Cogener.        Bear Stearns              1,000,000              1.160%              08/20/98

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